Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein Chief Financial Officer and Chief Investment Officer Digital Realty Trust, Inc. +1 (415) 738-6520	Pamela Matthews Garibaldi Investor/Analyst Information Digital Realty Trust, Inc. +1 (415) 738-6532

DIGITAL REALTY TRUST, INC. REPORTS FIRST QUARTER 2011 FFO OF $1.02 PER DILUTED SHARE AND UNIT

Strong performance yields 25.9% year-over-year growth in FFO per diluted share and unit; 2011 FFO guidance increased at the midpoint by $0.125 per diluted share and unit

San Francisco, Calif. (April 28, 2011) – Digital Realty Trust, Inc. (NYSE: DLR), a global wholesale datacenter provider, today announced financial results for the first quarter of 2011.

Highlights:

•

Reported FFO of $1.02 per diluted share and unit for the quarter ended March 31, 2011, up 25.9% from $0.81 per diluted share and unit in the first quarter of 2010. Excluding certain items that do not represent ongoing expenses or revenue streams in each quarter, first quarter 2011 FFO was $1.03 per diluted share and unit, up 28.8% from first quarter 2010 FFO of $0.80 per diluted share and unit.

•	Reported net income for the quarter ended March 31, 2011 of $39.0 million and net income available to common stockholders of $31.0 million, or $0.33 per diluted share;

•

Signed leases during the quarter ended March 31, 2011 totaling approximately 320,000 square feet of space at an average annual GAAP rental rate of approximately $58.00 per square foot, including non-technical space;

•

Commenced leases totaling approximately 221,000 square feet during the first quarter of 2011 at an average annual GAAP rental rate of approximately $102.00 per square foot, including non-technical space;

•	Completed a $400.0 million unsecured 10-year notes offering with an interest rate of 5.250% per annum yielding 5.279%;

•	Issued approximately 98,000 shares under the Company’s At-the-Market equity distribution program for net proceeds totaling $5.6 million at an average price of $58.44 per share;

560 MISSION, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

•

Exchanged approximately $35.9 million aggregate principal amount of the 4.125% Exchangeable Senior Debentures due 2026 for approximately $47.6 million in cash and 303,000 shares of common stock at the request of holders pursuant to the terms of such Debentures;

•

Converted approximately 300,000 shares of the Series C Convertible Preferred stock with a liquidation preference value of $7.5 million, which comprise approximately 4% of the Series C Convertible Preferred stock outstanding at December 31, 2010, into 159,000 newly issued shares of common stock at the request of holders pursuant to the terms of such preferred stock;

•

Converted approximately 143,000 shares of the Series D Convertible Preferred stock with a liquidation preference value of $3.6 million, which comprise approximately 1% of the Series D Convertible Preferred stock outstanding at December 31, 2010, into 87,000 newly issued shares of common stock at the request of holders pursuant to the terms of such preferred stock;

•

Subsequent to quarter end, completed the acquisition of a 38.8 acre site, located along the northern border of the Company’s existing datacenter campus in Ashburn, Virginia, for a purchase price of $17.3 million; and

•	Increased 2011 FFO guidance by $0.125 at the midpoint to between $3.95 and $4.05 per diluted share and unit.

Funds from operations (“FFO”) on a diluted basis was $117.6 million in the first quarter of 2011, or $1.02 per diluted share and unit, up 4.1% from $0.98 per diluted share and unit in the fourth quarter of 2010, and up 25.9% from $0.81 per diluted share and unit in the first quarter of 2010.

“Core FFO is FFO adjusted for certain items that we believe do not represent ongoing expenses or revenue streams of our core business. First quarter 2011 core FFO was $1.03 per diluted share and unit, up 7.3% from fourth quarter 2010 core FFO of $0.96 per diluted share and unit, and up 28.8% from first quarter 2010 core FFO of approximately $0.80 per diluted share and unit,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust.

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO and core FFO should not be considered as substitutes for net income determined in accordance with U.S. GAAP as measures of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO is included as an attachment to this press release.

Net income for the first quarter of 2011 was $39.0 million, up 7.4% from $36.3 million in the fourth quarter of 2010 and up 52.3% from $25.6 million in the first quarter of 2010. Net income available to common stockholders in the first quarter of 2011 was $31.0 million, or $0.33 per diluted share, compared to $24.9 million, or $0.27 per diluted share, in the fourth quarter of 2010, and up from $14.7 million, or $0.18 per diluted share, in the first quarter of 2010.

The Company reported total operating revenues of $250.7 million in the first quarter of 2011, up 5.0% from $238.7 million in the fourth quarter of 2010 and up 30.7% from $191.8 million in the first quarter of 2010.

“We recognize that each customer looking for new data center facilities has a unique set of requirements. Data center solutions that offer flexibility and reliability, and are cost effective, are essential to successfully addressing those requirements. Our ability to provide customers with a variety of data center solutions, including customized build-to-suit facilities, Turn-Key Datacenter® and Powered Base Building® space, has continued to distinguish us in the market and drive our positive performance for our shareholders quarter after quarter,” said Michael F. Foust, Chief Executive Officer of Digital Realty Trust.

Acquisitions and Leasing Activity

Subsequent to the end of the first quarter of 2011, on April 15, 2011 the Company completed the acquisition of a 38.8 acre development site located contiguous to its datacenter campus in Ashburn, Virginia. The purchase price was $17.3 million. The site was acquired for the development of additional datacenter facilities to meet future demand for Turn-Key Datacenter® and Powered Base Building® space in the Northern Virginia market. Up to 300,000 square feet is planned for the initial phase of development at the site. The timing and commencement of construction is subject to a number of factors, including the successful leasing of available space at the existing campus.

The Company signed leases during the quarter ended March 31, 2011 totaling approximately 320,000 square feet of space. This includes over 57,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $177.00 per square foot, approximately 186,000 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $23.00 per square foot, and approximately 42,000 square feet of non-technical space leased at an average annual GAAP rental rate of $25.00 per square foot. Also included in leases signed during the quarter were datacenter master leases at two Midwest properties with separate managed service/colocation providers that will assume the management of approximately 34,000 square feet of colocation space that was previously managed by Digital Realty Trust.

The Company commenced leases during the quarter ended March 31, 2011 totaling approximately 221,000 square feet of space. This includes approximately 97,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $196.00 per square foot, and approximately 120,000 square feet of non-technical space leased at an average annual GAAP rental rate of $23.00 per square foot. Also included in leases commenced during the quarter were datacenter master leases, described above, totaling approximately 4,400 square feet.

As of April 28, 2011, the Company’s portfolio comprises 96 properties, excluding two properties held in unconsolidated joint ventures, consisting of 133 buildings totaling approximately 16.9 million rentable square feet, including 2.2 million square feet of space held for redevelopment. The portfolio is strategically located in 28 key technology markets throughout North America, Europe and Singapore.

Balance Sheet Update

Total assets grew to approximately $5.5 billion at March 31, 2011, up from approximately $5.3 billion at December 31, 2010. Total debt at March 31, 2011 was approximately $3.1 billion, up from approximately $2.8 billion at December 31, 2010. Stockholders’ equity was approximately $1.9 billion at March 31, 2011, relatively unchanged from December 31, 2010.

On March 8, 2011, the Company closed the issuance of $400.0 million in aggregate principal amount of 10-year senior unsecured notes with an interest rate of 5.250% per annum yielding 5.279%.

During the first quarter of 2011, the Company generated approximately $5.6 million of net proceeds under its At- the-Market equity distribution program from the issuance of approximately 98,000 shares at an average price of $58.44 per share.

The Company has used and intends to use the proceeds from these capital markets activities to temporarily repay borrowings under its revolving credit facility, to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes, including potentially for the repurchase, redemption or retirement of outstanding debt securities.

During the same period, holders of the Company’s 4.125% Exchangeable Senior Debentures due 2026 exchanged approximately $35.9 million aggregate principal amount of such Debentures for approximately $47.6 million in cash and 303,000 shares of common stock. Holders of the Company’s Series C Convertible Preferred stock also converted approximately 300,000 shares of such preferred stock with a liquidation preference value of $7.5 million, which comprise approximately 4% of the Series C Convertible Preferred stock outstanding at December 31, 2010, into approximately 159,000 newly issued shares of common stock. In addition, holders of the Company’s Series D Convertible Preferred stock converted approximately 143,000 shares of such preferred stock with a liquidation preference value of $3.6 million, which comprise approximately 1% of the Series D Convertible Preferred stock outstanding at December 31, 2010, into approximately 87,000 newly issued shares of common stock.

“As a result of this quarter’s performance and lower than projected financing costs, we are raising our 2011 FFO guidance range to between $3.95 and $4.05 per diluted share and unit,” added Mr. Stein. “The improved outlook takes into consideration the full impact from the issuance of the $400 million notes and reflects incremental non-reimbursed operating expenses, including personnel costs, required to operate and maintain the growth of our portfolio.”

2011 Revised Outlook

FFO per diluted share and unit for the year ending December 31, 2011 is projected to be between $3.95 and $4.05. This guidance represents expected FFO growth of 16.5% to 19.5% over the 2010 FFO of $3.39 per diluted share and unit. A reconciliation of the range of 2011 projected net income to projected FFO is as follows:

(Low - High)
Net income available to common stockholders per diluted share	$1.30 – 1.40
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interest	$3.00
Less:
Dilutive impact of convertible stock and exchangeable debentures	$(0.35)

Projected FFO per diluted share	$3.95 – 4.05

Investor Conference Call Details

Digital Realty Trust will host a conference call on Thursday, April 28, 2011 at 1:00 pm ET/10:00 am PT to discuss its first quarter 2011 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (877) 512-9172 (for domestic callers) or +1 (706) 679-7933 (for international callers) and quote the conference ID # 55308129 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available until 11:59 pm ET on Thursday, May 12, 2011. The telephone replay can be accessed two hours after the call by dialing +1 (800) 642-1687 (for domestic callers) or +1 (706) 645-9291 (for international callers) and using the conference ID #55308129. The webcast replay can be accessed on Digital Realty Trust’s website immediately after the live call has concluded.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. enables customers to deliver critical business applications by providing secure, reliable and cost effective datacenter facilities. Digital Realty Trust’s customers include domestic and international companies across multiple industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 96 properties, excluding two properties held as investments in unconsolidated joint ventures, comprise approximately 16.9 million square feet as of April 28, 2011, including 2.2 million square feet of space held for redevelopment. Digital Realty Trust’s portfolio is located in 28 markets throughout Europe, North America and Singapore. Additional information about Digital Realty Trust is included in the Company Overview, which is available on the Investors page of Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward-looking statements include statements related to the Company’s 2011 guidance and its underlying assumptions, the Company’s expected growth, rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods and use of proceeds from the Company’s capital markets activities. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or redeveloped properties; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of datacenter space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Turn-Key Datacenter, Powered Base Building and POD Architecture are registered trademarks of Digital Realty Trust.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010
Operating Revenues:

Rental	$196,795	$151,306
Tenant reimbursements	51,834	39,059
Construction management	1,817	1,414
Other	295	—

Total operating revenues	250,741	191,779

Operating Expenses:

Rental property operating and maintenance	71,723	52,595
Property taxes	13,471	12,721
Insurance	2,051	1,735
Construction management	1,737	647
Depreciation and amortization	73,918	57,532
General and administrative	12,405	10,519
Transactions	681	833
Other	90	2

Total operating expenses	176,076	136,584

Operating income	74,665	55,195

Other Income (Expenses):
Equity in earnings (losses) of unconsolidated joint ventures	1,208	1,978
Interest and other income	264	31
Interest expense	(36,082)	(30,902)
Tax expense	(428)	(716)
Loss from early extinguishment of debt	(615)	—

Net Income	39,012	25,586

Net income attributable to noncontrolling interests	(1,510)	(741)

Net Income Attributable to Digital Realty Trust, Inc.	37,502	24,845

Preferred stock dividends	(6,522)	(10,101)

Net Income Available to Common Stockholders	$30,980	$14,744

Net income per share available to common stockholders:
Basic	$0.34	$0.19
Diluted	$0.33	$0.18

Weighted average shares outstanding:
Basic	91,428,355	77,770,691
Diluted	92,600,215	80,612,660

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS

Investments in real estate
Properties:
Land	$480,788	$478,629
Acquired ground leases	6,666	6,374
Buildings and improvements	4,662,458	4,459,047
Tenant improvements	287,440	283,492

Total investments in properties	5,437,352	5,227,542
Accumulated depreciation and amortization	(720,610)	(660,700)

Net investments in properties	4,716,742	4,566,842
Investment in unconsolidated joint ventures	17,962	17,635

Net investments in real estate	4,734,704	4,584,477
Cash and cash equivalents	44,368	11,719
Accounts and other receivables, net	78,992	70,337
Deferred rent	203,708	190,067
Acquired above market leases, net	37,421	40,539
Acquired in place lease value and deferred leasing costs, net	327,625	334,366
Deferred financing costs, net	23,836	22,825
Restricted cash	59,836	60,062
Other assets	26,855	15,091

Total Assets	$5,537,345	$5,329,483

LIABILITIES AND EQUITY

Revolving credit facility	$209,687	$333,534
Unsecured senior notes, net of discount	1,465,351	1,066,030
Exchangeable senior debentures, net of discount	318,669	353,702
Mortgage loans, net of premiums	1,051,222	1,043,188
Other secured loan	10,500	10,500
Accounts payable and other accrued liabilities	265,714	237,631
Accrued dividends and distributions	—	51,210
Acquired below market leases, net	89,018	93,250
Security deposits and prepaid rents	88,111	85,775

Total Liabilities	3,498,272	3,274,820

Equity:
Stockholders’ equity	1,943,795	1,962,518
Noncontrolling interests	95,278	92,145

Total Equity	2,039,073	2,054,663

Total Liabilities and Equity	$5,537,345	$5,329,483

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Net income available to common stockholders	$30,980	$24,865	$14,744
Adjustments:
Noncontrolling interests in operating partnership	1,652	1,336	973
Real estate related depreciation and amortization (1)	73,506	75,983	57,175
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	892	724	773

FFO available to common stockholders and unitholders (2)	$107,030	$102,908	$73,665

Basic FFO per share and unit	$1.11	$1.08	$0.89
Diluted FFO per share and unit (2)	$1.02	$0.98	$0.81

Weighted average common stock and units outstanding
Basic	96,303	95,580	83,233
Diluted (2)	115,730	115,618	104,142

(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	73,918	76,383	57,532
Non-real estate depreciation	(412)	(400)	(357)

	$73,506	$75,983	$57,175

(2)	At March 31, 2011, we had 6,700 series C convertible preferred shares and 13,645 series D convertible preferred shares outstanding that were convertible into 3,652 common shares and 8,333 common shares on a weighted average basis for the three months ended March 31, 2011, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures that were exchangeable for 6,270 common shares on a weighted average basis for the three months ended March 31, 2011. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
FFO available to common stockholders and unitholders	$107,030	$102,908	$73,665

Add: Series C convertible preferred dividends	1,832	1,914	1,914
Add: Series D convertible preferred dividends	4,690	4,739	4,742
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050

FFO available to common stockholders and unitholders — diluted	$117,602	$113,611	$84,371

Weighted average common stock and units outstanding	96,303	95,580	83,233
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	1,172	1,751	2,842
Add: Effect of dilutive series C convertible preferred stock	3,652	3,703	3,657
Add: Effect of dilutive series D convertible preferred stock	8,333	8,314	8,215
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,270	6,270	6,195

Weighted average common stock and units outstanding — diluted	115,730	115,618	104,142

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
FFO available to common stockholders and unitholders — diluted	$117,602	$113,611	$84,371

Termination fees and other non-core revenues (3)	(295)	(842)	(1,627)
Significant transaction expenses	681	—	833
Loss from early extinguishment of debt	615	905	—
Costs on redemption of preferred stock	—	2,748	—
Significant property tax adjustments, net (4)	—	(5,015)	—
Other non-core expense adjustments (5)	174	(900)	—

CFFO available to common stockholders and unitholders — diluted	$118,777	$110,507	$83,577

Diluted CFFO per share and unit	$1.03	$0.96	$0.80

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Includes reassessments, appeals or supplemental taxes.
(5)	Includes reversal of accruals and certain other adjustments that are not core to our business.

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect ongoing revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other equity REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.